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E-Filed

Colorado Secretary of State
Date and Time: 11/26/2012 01:35 PM
ID Number: 19871708203

Document number: 20121650257
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19871708203

1. Entity name: TRANSAX INTERNATIONAL LIMITED
   (If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) Big Tree Group, Inc.

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):*
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

   OR

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: 12/11/2012 *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Perler	Dore	Scott	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

431 Fairway Drive
(Street name and number or Post Office information)
Suite 251

Deerfield Beach	FL	33441
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Entity ID number: 19871708203
Articles of Amendment

Attachment A

Article FIRST of the Articles of Incorporation, as amended, of Transax International Limited is hereby deleted in its entirety and replaced with the following:

The name of the corporation is Big Tree Group, Inc.

Article THIRD of the Articles of Incorporation, as amended, of Transax International Limited is hereby amended by the addition of the following:

On the effective date of these Articles of Amendment, this Corporation will effect a reverse stock split pursuant to which every seven hundred (700) issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.00001 per share (the "**Old Common Stock**") shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.00001 (the "**New Common Stock**"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation's common stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the reverse stock split will be rounded up to a whole share.

Paragraph (d)(ii) of Article SEVENTH is hereby deleted in its entirety and replaced with the following:

(ii) Any action required or permitted under Colorado law to be taken by the shareholders may be taken by the shareholders without a meeting as evidenced by the written consent of the shareholders holding at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon, unless a greater percentage is required by Colorado law or these Articles.